SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                      -------------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              HERCULES INCORPORATED

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                  51-0023450
  (STATE OF INCORPORATION OR ORGANIZATION)           (IRS EMPLOYER
                                                 IDENTIFICATION NUMBER)
         HERCULES PLAZA
       1313 NORTH MARKET STREET
      WILMINGTON, DELAWARE                            19894-0001
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)           (ZIP CODE)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: []

              SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO
                          WHICH THIS FORM RELATES: N/A

                     SECURITIES TO BE REGISTERED PURSUANT TO
                           SECTION 12(B) OF THE ACT:

                                                 NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED          EACH CLASS IS TO BE REGISTERED
-------------------------------------------------------------------------------
PREFERRED SHARE PURCHASE RIGHTS                       NEW YORK STOCK EXCHANGE

                     SECURITIES TO BE REGISTERED PURSUANT TO
                           SECTION 12(G) OF THE ACT:

                                      NONE

                              (TITLE OF EACH CLASS)

Item 1.  Description of Securities To Be Registered.
         ------------------------------------------

     On August 4, 2000, the Board of Directors of Hercules Incorporated, a Delaware corporation, declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, without par value. The dividend is payable on August 14, 2000 to the stockholders of record at the close of business on August 14, 2000, and the Rights being issued are subject to the terms of a Rights Agreement, dated as of August 4, 2000, between our Company and ChaseMellon Shareholder Services, L.L.C., as the Rights Agent.

     Our Board adopted this Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 10% or more of our outstanding common stock without the approval of our Board.

     For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, is not complete, and should be read together with the entire Rights Agreement, which has been filed as an exhibit to this Registration Statement on Form 8-A. A copy of the agreement is available free of charge from our Company.

THE RIGHTS. Our Board authorized the issuance of one Right for each share of common stock outstanding on August 14, 2000. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates that represent shares of common stock. New Rights will accompany any new shares of common stock we issue after August 14, 2000 until the earlier of the Distribution Date described below or the redemption of the Rights.

EXERCISE PRICE. Each Right will allow its holder to purchase from our Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (a "Preferred Share") for $100, once the Rights become exercisable. This portion of a Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

EXERCISABILITY.  The Rights will not be exercisable until

o 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 10% or more of our outstanding common stock, or, if earlier,

o 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

     We  refer  to  the  date  when  the  Rights  become   exercisable   as  the
"Distribution Date." Until that date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After the Distribution Date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised. For persons who, as of August 4, 2000, beneficially owned 10% or more of the outstanding common stock, the Rights Agreement "grandfathers" their level of stock ownership, and such persons will not be Acquiring Persons, so long as they do not purchase or acquire beneficial ownership of any additional shares.

CONSEQUENCES OF A PERSON OR GROUP BECOMING AN ACQUIRING PERSON.

o FLIP IN. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $100 per Right, purchase shares of our common stock with a market value of $200, based on the market price of the common stock prior to such acquisition.

o FLIP OVER. If our Company is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of Rights except the Acquiring Person may, for $100 per Right, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock prior to such merger.

PREFERRED SHARE PROVISIONS.

Each one one-thousandth of a Preferred Share, if issued:

o    will not be redeemable.

o will entitle holders to quarterly dividend payments of $.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

o will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

o    will have the same voting power as one share of common stock.

o if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-thousandth interest in a Preferred Share should approximate the value of one share of common stock.

EXPIRATION. The Rights will expire on August 4, 2010.

REDEMPTION. Our Board may redeem the Rights for $.001 per Right at any time before any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.001 per Right. The redemption price will be adjusted if we have a stock split or stock dividends with respect to our common stock.

EXCHANGE. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

ANTI-DILUTION PROVISIONS. Our Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Preferred Shares or common stock. No adjustments to the purchase price of the Preferred Shares of less than 1% will be made.

AMENDMENTS. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the Rights.

     The Rights Agreement specifying the terms of the Rights is attached to this filing as exhibits and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to the complete Rights Agreement.

Item 2.   EXHIBITS.

          4.1 Rights Agreement, dated as of August 4, 2000, between Hercules Incorporate and ChaseMellon Shareholder Services, L.L.C. (as Rights Agent), which includes the form of Certificate of Designations for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

          Dated: August 10, 2000

                                             HERCULES INCORPORATED


                                             By: /s/Israel J. Floyd
                                                ------------------------
                                                 Israel J. Floyd
                                                 Executive Vice President,
                                                 Secretary and General Counsel

                                  EXHIBIT LIST




          4.1 Rights Agreement, dated as of August 4, 2000, between Hercules Incorporate and ChaseMellon Shareholder Services, L.L.C. (as Rights Agent), which includes the form of Certificate of Designations for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C.